Exhibit 10.14.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into on November     , 2006 by and among IBR-BYR L.L.C., a Louisiana limited liability company (“IBR BYR”), International BioResources, L.L.C., a Louisiana limited liability company (the “Parent”), IBR Plasma Centers, L.L.C., a Louisiana limited liability company (“IBR PC” and, collectively with IBR BYR and the Parent, the “Acquired Asset Entities”), Talecris Biotherapeutics Holdings Corp., a Delaware corporation (“Holdings”), and Talecris Plasma Resources, Inc., a Delaware corporation (the “Buyer”). The Buyer, Holdings and the Acquired Asset Entities sometimes are referred to collectively herein as the “Parties.”

WHEREAS, the Buyer, Holdings and the Acquired Asset Entities are parties to that certain Asset Purchase Agreement dated October 31, 2006 (the “Agreement”), pursuant to which, subject to the terms and conditions of the Agreement, the Buyer has agreed to purchase the Acquired Assets and assume the Assumed Liabilities from the Acquired Asset Entities and the Acquired Asset Entities have agreed to sell the Acquired Assets and transfer the Assumed Liabilities to the Buyer; and

WHEREAS, the Parties wish to amend the Agreement with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions, premises and the other mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                               Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

2.                               Amendment to Exhibit A.

(a)                                  As required under Section A. of Exhibit D of the Agreement, the definition of Target Working Capital set forth in Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

“Target Working Capital” means $11,931,659.

(b)                                 Exhibit A of the Agreement is hereby amended by the addition of the following terms:

“Effective Time” has the meaning set forth in §2(e).

“Termination Date” means November 25, 2006 at 11:59 p.m. (if the Closing occurs on or prior to November 25, 2006); provided, however, that Talecris shall have the option, exercisable in its sole discretion, to extend the Termination Date by up to four consecutive two week periods (i.e., until December 9, 2006, December 23, 2006, January 6, 2007 and January 20, 2007)

upon providing five days written notice to IBR prior to the then current Termination Date.

3.                               Amendment to Section 2(c)(i). The first sentence of Section 2(c)(i) of the Agreement is hereby amended and restated in its entirety as follows:

At Closing, the Buyer shall pay the Acquired Asset Entities the Preliminary Closing Cash Payment, to be paid in the following order and priority:  (A) first, to General Electric Capital Corporation to pay off Indebtedness owed or owing to it in the amount set forth in the applicable Payoff Letter (as defined below) and sufficient to secure the release of any Security Interests of General Electric Capital Corporation in the Acquired Assets; (B) then, to each of APC Holdings, Inc. (an affiliate of Aventis Bio Services, Inc.), Haemonetics Corporation, St. Martin Bank and Trust Company, Greg Strategier, Robert Gagnard, Oscar Davis, La Savoy Famille, LC, Claus L. Winther and RR Company of America, L.L.C. (collectively, the “Lenders”), to pay off all Indebtedness owed or owing to such Lenders by the Acquired Asset Entities in the amounts set forth in the applicable Payoff Letters; (C) then, to Octapharma AG to pay off Indebtedness owed or owing to it in the amount set forth in the applicable Payoff Letter and sufficient to secure the release of any Security Interest of Octapharma AG in the Acquired Assets; (D) then, to Talecris Biotherapeutics, Inc. (“Talecris”) or its Affiliates to pay off any and all Indebtedness and accounts payable owed or owing to Talecris or its Affiliates (but excluding the aggregate amount of outstanding prepayments made by Talecris pursuant to Section 2.7 of the Talecris Supply Agreement and the aggregate amount of all outstanding Advances, if any, made pursuant to §5(m) below); and (E) then, to the Acquired Asset Entities, the balance of the Preliminary Closing Cash Payment.

4.                               Amendments to Section 2(d)(i), Section 2(d)(iii) and Exhibit D. Section 2(d)(i), Section 2(d)(iii) and the last paragraph of Exhibit D of the Agreement are hereby amended by replacing any and all references to the phrase “as of the opening of business on the Closing Date” with the phrase “as of the Effective Time.”

5.                               Amendment to Section 2(e). Section 2(e) of the Agreement is hereby amended by adding the following sentence at the end of such section:

Except as otherwise set forth herein, the effective time for the Closing shall be 10:00 p.m., Eastern Standard Time on the Closing Date (the “Effective Time”).

6.                               Conditional Amendment of Section 6(g)(i). If the Closing occurs on or prior to November 25, 2006, Section 6(g)(i) of the Agreement shall be deemed to be amended and restated in its entirety as follows:

(i)                                     Offers of Employment. Effective as of the Termination Date, the Buyer shall offer at-will employment to all of the employees listed on Exhibit K (which shall be updated through the Termination Date, subject to the Buyer’s reasonable approval thereof) who are in good standing on the Termination Date

(each, a “Termination Date Employee”), contingent upon the Closing, for at least the same rate of base salary, wages and/or commissions and the same job position in effect immediately prior to the Termination Date. A Termination Date Employee will become an employee of the Buyer (a “Transferred Employee”), if at all, on or as of: (1) the Termination Date, if such Termination Date Employee is then actively at work; (2) the Termination Date, if such Termination Date Employee is absent from work on such date due to authorized vacation, jury duty or other authorized temporary leave of absence and returns to active employment following the end of the vacation or leave of absence or the completion of jury duty, as the case may be; or (3) the date such Termination Date Employee returns to active employment, in the case of a Termination Date Employee who, on the Termination Date, is absent from work due to maternity leave, military leave or long term disability with a right to return to his or her job, and who returns to active employment within the time required under the original terms and conditions applicable to such absence. Notwithstanding the foregoing, the Buyer shall not be obligated to hire any Termination Date Employee who fails to provide the Buyer documentation as required by applicable federal or state laws in connection with the commencement of such employment or who fails to pass the Buyer’s pre-employment background check.

7.                               Conditional Amendment of Section 6(g)(ii). If the Closing occurs on or prior to November 25, 2006, the first and second sentences of Section 6(g)(ii) of the Agreement shall be deemed to be amended and restated in their entirety to read as follows:

Effective as of the Termination Date, the Acquired Asset Entities shall terminate the employment of each Transferred Employee. Unless and except to the extent included in the calculation of Actual Working Capital or as otherwise set forth in this Agreement, the Buyer shall have no obligation whatsoever to pay all or any part of, and the Acquired Asset Entities shall remain responsible for the payment of (1) unpaid salaries, wages, bonuses, incentive compensation, or payroll items accrued through the Termination Date, (2) any bonuses or other amounts which, as of the Termination Date, have been earned by Employees as a result of or arising from the transactions contemplated herein, and (3) any amounts payable to any Employee terminated prior to the Termination Date.

8.                               Conditional Amendment to Sections 6(g)(iii) – (v). If the Closing occurs on or prior to November 25, 2006, Sections 6(g)(iii), 6(g)(iv) and 6(g)(vi) of the Agreement shall be deemed to be amended by replacing any and all references to the terms Closing Date or Closing with the term “Termination Date.”

9.                               Conditional Amendment to Section 6(g). If the Closing occurs on or prior to November 25, 2006, the following new Section 6(g)(vi) shall be deemed to be added to the Agreement:

(vi)                              Employee Leasing.

(A)  Commencing immediately after the Effective Time and until the Termination Date (the “Leasing Term”), the Acquired Asset Entities shall provide the Closing Date Employees (as defined below) to perform services that are substantially similar to those services performed by such employees prior to the Closing with respect to the Acquired Centers (the “Services”), on the Buyer’s behalf. In connection with their performance of the Services, the Closing Date Employees shall have such duties, powers and authority as are reasonably prescribed by the Buyer. Except as otherwise required under §6(g)(vi)(D), the Acquired Asset Entities shall not take any action that would prevent or limit the Closing Date Employees from devoting their best efforts, diligence, and abilities and their full attention to the business and affairs of the Buyer and to the performance of the Services as directed by the Buyer; provided, however, that the actions of any Closing Date Employee (other than actions taken pursuant to an instruction or direction from a Remaining Employee (defined below) or any member, manager or officer of any Acquired Asset Entity) shall not be imputed to the Acquired Asset Entities. For purposes of this Agreement, the term “Closing Date Employees” means all employees of the Acquired Asset Entities who are in good standing on the Closing Date, except those employees listed on Exhibit M-1 hereto (the “Remaining Employees”).

(B)                                Compensation.

(1)                                  Salary Expense. For the Leasing Term, the Buyer shall reimburse the Acquired Asset Entities for the salary of the Closing Date Employees as specified Exhibit AA attached hereto, which is the same salary in effect immediately prior to the Closing Date. Said reimbursement shall occur as provided in §6(g)(vi)(C) below.

(2)                                  Closing Date Employee Benefits. During the Leasing Term, the Acquired Asset Entities shall continue to provide or otherwise make available to the Closing Date Employees all benefits and benefit plans provided to the Closing Date Employees immediately prior to the Closing, including but not limited to health benefits, vacation, personal time, sick time and other benefits (collectively, “Benefits”). The Acquired Asset Entities shall instruct the Closing Date Employees to notify the Buyer of the use of vacation and, to the extent reasonably practicable, personal days in advance so as to avoid disruption of the Buyer’s operations. The Buyer shall reimburse the Acquired Asset Entities for the actual costs incurred by the Acquired Asset Entities for such Benefits provided to the Closing Date Employees during the Leasing Term.

(3)                                  Travel, Lodging and Other Expenses. The Closing Date Employees shall be entitled to reimbursement by the Acquired Asset Entities for all reasonable expenses incurred in performing the Services in accordance with the Acquired Asset Entities’ standard employee reimbursement policies in effect as of the Closing Date. The Buyer shall reimburse the Acquired Asset Entities, in accordance with §6(g)(vi)(C) below, for all such reimbursements paid by the Acquired Asset Entities to the Closing Date Employees during the Leasing Term.

(4)                                  Closing Date Employee Status. At all times during the Leasing Term, the Closing Date Employees shall remain employees of the Acquired Asset Entities. Notwithstanding their status as employees of the Acquired Asset Entities, these individuals shall receive instructions and directions from the Buyer and shall report to the Buyer’s management while performing the Services on behalf of the Buyer. The Acquired Asset Entities agree to provide for the timely payment of employee wages and the proper administration and payment of all applicable payroll taxes, workers’ compensation, group health insurance premiums and other employee benefit costs in compliance with state and federal law and any applicable benefit plan requirements.

(C)                                Payments. For each payroll period (or portion thereof) during the Leasing Term, the Acquired Asset Entities shall furnish the Buyer with a good faith estimate of all costs and expenses for which the Buyer would be obligated to reimburse the Acquired Asset Entities under this §6(g)(vi) (collectively, the “Reimbursable Expenses”) at least two Business Days prior to the day on which payroll is due to the Acquired Asset Entities’ payroll service provider for such period (or portion thereof) (each, a “Payroll Due Date”). On or before noon on the Payroll Due Date, the Buyer shall pay such estimated amount to the Acquired Asset Entities. Within five Business Days after the end of each such payroll period, the Acquired Asset Entities shall furnish the Buyer with an invoice setting forth the actual amount of all Reimbursable Expenses for such payroll period, together with all supporting documentation. If the actual Reimbursable Expenses are greater than estimated Reimbursable Expenses, then the Buyer shall pay the amount of such difference to the Acquired Asset Entities in immediately available funds in accordance with the Acquired Asset Entities’ written wire instructions, or if the estimated Reimbursable Expenses are greater than actual Reimbursable Expenses, the Acquired Asset Entities shall jointly and severally pay the amount of such difference to the Buyer in immediately available funds pursuant to the Buyer’s written wire instructions. The Parties will negotiate in good faith to resolve any disagreements over the amount of actual Reimbursable Expenses for a period of five Business Days following delivery of such invoice. The Acquired Asset Entities shall not have any obligation to pay any of the compensation contemplated in §6(g)(vi)(B) to the Closing Date Employees unless the applicable payment if first received by the Buyer as provided for in this §6(g)(vi)(C)

(D)                               Misconduct. The Buyer shall have no right to discipline or discharge the Closing Date Employees during the term of this Agreement. If the Buyer reasonably determines that a Closing Date Employee has engaged in misconduct (as defined below) and has so notified the Acquired Asset Entities in writing of such misconduct, the Acquired Asset Entities will promptly remove the applicable Closing Date Employee. For purposes of this §6(g)(vi)(D), the term “misconduct” shall mean (i) fraud, embezzlement or gross insubordination on the part of a Closing Date Employee, (ii) a material breach of, gross negligence with respect to, or the willful failure or refusal by a Closing Date Employee to perform and discharge the duties, responsibilities or obligations reasonably prescribed by the Buyer, including, without limitation, the duties, responsibilities or obligations are substantially similar to the those of the Closing Date Employee prior to the Closing, (iii) criminal activity reasonably determined by the Buyer to be detrimental to the Buyer, its business or its operations, (iv) illegal drug use or alcohol abuse by a Closing Date Employee, or (v) failure to perform duties, responsibilities and obligations in accordance with the Buyer’s performance standards and work rules.

(E)                                 Liability. The Closing Date Employees shall work under the direction and supervision of the Buyer in accordance with the Buyer’s policies and practices. Accordingly, the Buyer shall be responsible for the acts and omissions of the Closing Date Employees during the Leasing Term (including any termination of a Closing Date Employee pursuant to §6(g)(vi)(D) above) committed pursuant to the direction and supervision of the Buyer, and the Buyer shall indemnify and hold the Acquired Asset Entities harmless from all liabilities arising from any such acts or omissions.

10.                         Amendment to Exhibit T-2. Exhibit T-2 of the Agreement is hereby amended by deleting reference to the Lease Agreement for 1200 Camelia Blvd (Suite 203) by and between Benjamin Blanchet (as sublessor) and Parent, dated as of June 15, 2006.

11.                         Amendment to Exhibit Y. Exhibit Y of the Agreement is hereby amended by deleting the address included thereon for the Flint(2) center and replacing it with the following address:

Flint(2) - 4027 Jennings Road, Flint, MI  48504

12.                         Additional Exhibit.   The Agreement is hereby amended by the addition of a new Exhibit AA, in the form attached hereto.

13.                         Election of Purchase Option. The Buyer hereby confirms that, pursuant to Section 6(h) of the Agreement, it has elected the Purchase Option with respect to the following Affected Centers:  El Paso (I), El Paso (III), Fort Worth (I), Fort Worth (II), Glendale, Colorado Springs, Del Rio, Shreveport, Sioux Falls, Augusta, Dayton, Indianapolis, Raleigh, Springfield (Oregon), Eagle Pass, El Paso (IV) and San Antonio.

14.                         Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15.                         Effectiveness; Incorporation. This Amendment shall be effective upon execution by the Parties. This Amendment shall amend, and is incorporated into and made part of, the Agreement. All references to “this Agreement” contained in the Agreement or otherwise to the Agreement shall be deemed, for all purposes, to mean the Agreement, as amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Agreement, the terms and provisions hereof shall control. Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Agreement are hereby ratified and continue unchanged and remain in full force and effect.

16.                         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first above written.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ LAWRENCE D. STERN
Name:	Lawrence D. Stern
Title:	Executive Chairman

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ RANDALL A. JONES
Name:	Randall A. Jones
Title:	Vice President

IBR-BYR L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney L. Savoy
Title:	CEO

IBR PLASMA CENTERS, L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney L. Savoy
Title:	CEO

INTERNATIONAL BIORESOURCES, L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney L. Savoy
Title:	CEO